UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
________________

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):                                         June 6, 2008

INSITUFORM TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10786	13-3032158
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17988 Edison Avenue, Chesterfield, Missouri	63005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number,
including area code                                                                       (636) 530-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Form 8-K/A amends the Current Report on Form 8-K that Insituform Technologies, Inc. (the “Company”) filed with the Securities and Exchange Commission on June 12, 2008 (the “Original Form 8-K”) in connection with the resignation of Nickolas W. Vande Steeg as a director of the Company.

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported on the Original Form 8-K, on June 6, 2008, Nickolas W. Vande Steeg tendered his resignation from the Board of Directors of Insituform Technologies, Inc. (the “Company”).  At such time, Mr. Vande Steeg indicated that, upon review of his prior commitments, he would not be able to devote the time or attention necessary to serve as a director of the Company.

Subsequent to his resignation, Mr. Vande Steeg sent a letter to Alfred L. Woods, the Company’s Chairman of the Board, via e-mail correspondence dated June 17, 2008 (the “June 17 Letter”) that set forth the reasons for his resignation.  In the June 17 Letter, Mr. Vande Steeg stated that the Board was attempting to circumvent his actions to pursue a “shareholder mandate” by requiring him to abide by and acknowledge the Company’s Code of Conduct.  Mr. Vande Steeg further stated that the Company’s Code of Conduct would have prevented him from communicating with the Company’s key operating management and stockholders.

Mr. Vande Steeg also stated in the June 17 Letter that his requests to reschedule Board meeting dates to accommodate scheduling conflicts with the other boards on which he serves, to schedule visits with the Company’s Chief Executive Officer and other management, to prepare a list of actionable issues (with expected financial results) that would be addressed by the management during the next six months and to utilize consultants were not favorably received, dismissed and/or ignored by the Board.

The full text of the June 17 Letter is attached as Exhibit 99.1 hereto and incorporated by reference.

On June 17, 2008, Mr. Woods sent a response (the “Response Letter”) to Mr. Vande Steeg’s June 17 Letter and notified Mr. Vande Steeg that the correspondence between Mr. Vande Steeg and Mr. Woods would be filed with the Securities and Exchange Commission.  Mr. Woods’ Response Letter is filed herewith under Item 8.01 and is attached as Exhibit 99.2 hereto and incorporated by reference.

Item 8.01.                      Other Events.

On June 17, 2008, the Company issued a press release announcing that its Chairman of the Board, Alfred L. Woods, sent a letter to Nickolas W. Vande Steeg in response to Mr. Vande Steeg’s June 17 Letter.

In the Response Letter, Mr. Woods informed Mr. Vande Steeg that he was surprised and disappointed to receive the June 17 Letter eleven days after Mr. Vande Steeg’s resignation on June 6, 2008.  Mr. Woods stated to Mr. Vande Steeg that at all times the Board dealt with Mr. Vande Steeg in a fair, amicable and professional manner.  Mr. Woods referred to his sole telephone conversation and subsequent e-mail correspondence regarding the Board’s willingness to work with Mr. Vande Steeg to reschedule Board meetings to accommodate Mr. Vande Steeg’s schedule and to arrange for Mr. Vande Steeg to meet with the Company’s Chief Executive Officer and other management and to visit the Company’s headquarters and field operations.  Mr. Woods stated that at no time did the Board ignore or object to these or any other requests made by Mr. Vande Steeg.
Mr. Woods reminded Mr. Vande Steeg that the Board made every effort to welcome Mr. Vande Steeg and assured Mr. Vande Steeg of the importance of Mr. Vande Steeg’s participation on the Board, including the Board’s request that Mr. Vande Steeg serve on its Strategic Planning Committee.  Mr. Woods further expressed his regret and disappointment that Mr. Vande Steeg elected to resign without attending a single Board meeting or meeting any of the Company’s other directors or management.

Mr. Woods also informed Mr. Vande Steeg that the written acknowledgment of the Company’s Code of Conduct was required of every director, officer and employee, as required by the Nasdaq Stock Market, and the request that Mr. Vande Steeg execute an acknowledgment of the Code of Conduct was typical, customary and required by law and in line with his fiduciary duties as a director.

The full text of the Response Letter, the June 17, 2008 press release and the correspondence between Mr. Woods and Mr. Vande Steeg are attached hereto as Exhibits 99.2, 99.3 and 99.4, respectively, and incorporated by reference.

Item 9.01.                      Financial Statements and Exhibits.

(d)           The following exhibits are filed as part of this report:

Exhibit	Description
99.1	Letter from Nickolas W. Vande Steeg to Alfred L. Woods dated June 17, 2008
99.2	Letter from Alfred L. Woods to Nickolas W. Vande Steeg dated June 17, 2008
99.3	Press Release of Insituform Technologies, Inc. dated June 17, 2008
99.4	E-mail correspondence between Alfred L. Woods and Nickolas W. Vande Steeg

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

       INSITUFORM TECHNOLOGIES, INC.

      By:       /s/ David F. Morris
           David F. Morris
       Senior Vice President, General Counsel and
        Chief Administrative Officer

Date:  June 19, 2008

INDEX TO EXHIBITS

The attached exhibits are numbered in accordance with the Exhibit Table of Item 601 of Regulation S-K.

Exhibit	Description
99.1	Letter from Nickolas W. Vande Steeg to Alfred L. Woods dated June 17, 2008
99.2	Letter from Alfred L. Woods to Nickolas W. Vande Steeg dated June 17, 2008
99.3	Press Release of Insituform Technologies, Inc. dated June 17, 2008
99.4	E-mail correspondence between Alfred L. Woods and Nickolas W. Vande Steeg